December 6, 1993



Mr. Bruce J. Klatsky
45 Kerry Lane
Chappaqua, NY  10514

Dear Bruce:

          We refer to that certain agreement (the "April Agreement"), dated as of April 28, 1993, by and among yourself, Lawrence S. Phillips and us. This letter, when accepted by you, will constitute an amendment of the April Agreement.
          1. Section 4 of the April agreement is hereby amended in its entirety so that it shall read as follows:
               4. Contingent Payment. (a) To induce Klatsky to enter into this Agreement, the Company hereby agrees to do the following: (i) pay to Klatsky, on or prior to December 24, 1993, a bonus (the "December Bonus") in the amount of $750,000, (ii) convey to Klatsky, on or prior to December 24, 1993, without additional consideration of any type, kind or nature, the securities (the "Restricted Securities") at a cost of $2,250,000 listed, or described, in Exhibit A annexed hereto, and (iii) lend to Klatsky on the date of such conveyance, the sum of Two Hundred Seventy Eight Thousand Three Hundred Fifty-One and 00/100 ($278,351.00) Dollars (the "December Loan"). The December Loan shall bear interest at the rate of 7 1/2% per annum and shall be evidenced by a promissory note in the form annexed hereto as Exhibit B.
               (b)  Klatsky shall hold the Restricted Securities
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          (when this term is hereafter used, it shall be deemed to
          also include proceeds from the sale or redemption of such Restricted Securities) separate and apart from his other assets in a brokerage or custody account chosen by him (the "Account"). Except as otherwise specifically provided in this Agreement, Klatsky shall not sell, assign, transfer or otherwise dispose of, and shall not pledge or hypothecate, any or all of the Restricted Securities. The proceeds from the sale or redemption of any Restricted Securities held in the Account shall, as Klatsky shall determine, either be used to purchase other securities or shall remain in the account and not be reinvested. Any such securities so purchased shall remain in the Account and otherwise be distributed as provided herein and shall be considered Restricted Securities for all purposes of this Agreement. All interest or dividend income or distributions other than stock dividends ("Earned Income") collected on any of the Restricted Securities may, at Klatsky's option, be removed from the Account and retained by him. Whether or not such Earned Income is removed from the Account, the same shall be free from all claims of the Company.
               (c) The restriction against removing the Restricted Securities from the Account set forth in subparagraph (b) above shall terminate (i) with respect to Restricted Securities having a fair market value of $83,333, on the last day of each calendar month commencing February, 1994 and ending March, 1996, and (ii) with respect to the remainder of the Restricted Securities, if any, on April 27, 1996. Klatsky shall be entitled to remove the Restricted Securities held in the Account at any time, if restrictions with respect thereto have terminated. Whether or not the Restricted Securities against which the restriction has terminated

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
          have been removed from the Account or not, such securities shall, nevertheless, be free and clear of all claims of the Company.
               (d)  Notwithstanding any other provisions of this
          Section 4, the Restricted Securities shall no longer be subject to forfeiture or the restrictions set forth in section 4(b) hereof upon the occurrence of any of the following: (i) termination of Klatsky's employment resulting from death or "disability" (as hereinafter defined), (ii) termination of Klatsky's employment by the Company without "cause" (as hereinafter defined), (iii) termination of Klatsky's employment by Klatsky following the occurrence of a "Severance Event" as defined in the Plan as the same is amended pursuant to Section 2 hereof, or (iv) termination of Klatsky's employment if by written notice to the Company (the "Termination Notice") as a result of Klatsky's reasonable determination that Phillips and/or the Company have acted or failed to act in such a manner as to deny, limit or restrict to any significant extent Klatsky's CEO Powers, at any time commencing on June 2, 1993, or his Chairman Powers, at any time commencing on June 14, 1994, provided that prior to giving the Termination Notice, Klatsky has provided the Company with written notice of such determination (the "Determination Notice") and the Company has within ten days from receipt of such Determination Notice failed to cure the condition which Klatsky is claiming is the cause of his determination under this clause (iv). Failure by Klatsky to give the Determination Notice herein provided after the occurrence of a condition which would have given him the right to do so shall not be deemed a waiver by him of his right thereafter to give such Determination Notice.
               (e)  If Klatsky's employment with the Company shall

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
          terminate prior to April 27, 1996, then, except as otherwise provided in Section 4(d) hereof, the Restricted Securities which shall not have theretofore been released from the restriction set forth in Section 4(b) hereof shall be forfeited by Klatsky and shall be returned to the Company, free and clear of all claims of Klatsky with respect thereto.
               (f)  For purposes of this Agreement, (i)
          "disability" shall mean the inability of Klatsky to perform the duty of the offices to which he has been duly appointed, as determined by an independent physician, due to any physical or psychological injury, illness or disease, and (ii) the Company shall have "cause" to terminate Klatsky's employment only if (A) Klatsky shall engage in fraudulent activities materially injurious to the Company, or (B) Klatsky shall be convicted of a felony under state or federal law.
               (g) In the event that Klatsky shall have given the Company a Determination Notice pursuant to clause (iv) of
          Section 4(d) hereof, Klatsky shall be entitled, prior to giving a Termination Notice, to submit the matter by written notice to the Company to an arbitrator appointed pursuant to Section 10 of the April Agreement to determine whether (A) Klatsky has the right, pursuant to said clause (iv) to terminate his employment, and (B) the Company has duly cured the condition of which Klatsky has complained. Klatsky shall not be under any obligation to give a Termination Notice or to terminate his employment notwithstanding the determination of the arbitrator or his giving of a Determination Notice.
               (h) On or before December 24, 1993, Klatsky shall execute, deliver and file with the Internal Revenue Service and the Company an election under Section 83(b)

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
          of the Internal Revenue Code of 1986 (the "83(b) Election"), in substantially the form annexed hereto as Exhibit C, whereby he elects to include in his income for calendar year 1993, for federal, state and local income tax purposes, an amount equal to the fair market value of the Restricted Securities on the date of the conveyance thereof to Klatsky.
               (i) The Company shall apply the December Bonus and the proceeds from the December Loan to the payment of tax withholding on the December Bonus and the amount which Klatsky is required to include in income as a result to the 83(b) Election. Of such amount, $236,250 shall be applied to New York State withholding, $13,500 shall be applied to New York City withholding and the balance shall be applied to Federal withholding.
            2. If Klatsky shall not be employed by the Company on the date of conveyance of the Restricted Securities, the provisions of this Agreement shall be of no force and effect and the rights of the parties shall be determined under the provisions of the April Agreement as originally executed and delivered.
            3. All references in the April Agreement to June 7, 1994 shall be deemed to be references to June 14, 1994.
            4. Except as hereby expressly modified and amended, the terms and conditions of the April Agreement shall remain in full force and effect.
            If the foregoing is acceptable to you, please sign and return to us the enclosed copy of this letter.


                                   PHILLIPS-VAN HEUSEN CORPORATION
                                By: Irwin W. Winter
                                    Vice President

AGREED TO AND ACCEPTED



Bruce J. Klatksy
Bruce J. Klatsky

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
                           SCHEDULE A
                      RESTRICTED SECURITIES

     The Restricted Securities are to be United States Treasury bills. Bruce J. Klatsky shall have the right to sell and invest the proceeds in municipal bonds chosen by him.






























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
                           EXHIBIT B

                         NON-NEGOTIABLE
                         PROMISSORY NOTE

$278,351.00                                    New York, New York
                                                December   , 1993

          FOR VALUE RECEIVED, the undersigned, Bruce Klatsky (the "Maker") of 45 Kerry Lane, Chappaqua, New York 10514, hereby promises to pay to PHILLIPS-VAN HEUSEN CORPORATION (the "Payee"), at 1290 Avenue of the Americas, New York, New York 10104, as herein provided, the principal sum of TWO HUNDRED SEVENTY EIGHT THOUSAND THREE HUNDRED FIFTY-ONE AND 00/100 ($278,351.00) DOLLARS and to pay interest (computed on the basis of a 365-day year, based on the actual number of days elapsed) at a rate of 7 1/2% per annum, such payments to be made as follows:
          (i) monthly payments of interest accrued and unpaid on the unpaid principal amount of this Note from the date hereof shall be due and payable in arrears on the last day of each calendar month commencing with March 1994 and ending with July 1994; and
          (ii) monthly payments of principal on this Note, each in the amount of EIGHTY-THREE THOUSAND THREE HUNDRED THIRTY-THREE AND 00/100 ($83,333.00) DOLLARS, shall be due and payable on the last day of each of April, 1994, May 1994 and June 1994, and a final payment of principal on this Note in the amount of TWENTY-EIGHT THOUSAND THREE HUNDRED FORTY-TWO AND 00/100 ($28,342.00) DOLLARS shall be due and payable on July 31, 1994.
          Payments of principal and interest hereunder shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts in immediately available funds by wire transfer or by check to the address of Payee specified above or at such other place as Payee may from time to time designate.
          Should any indebtedness represented by this Note be collected at law or in equity, or in bankruptcy or other proceeding, or should this Note be placed in the hands of attorneys

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
for collection after default, the Maker agrees to pay, in addition to the principal, and interest due and payable hereon, all costs of collecting or attempting to collect this Note, including all reasonable attorney's fees and expenses (including those incurred in connection with any appeal).
          THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY OF THE CONFLICT OF LAW RULES THEREOF.
          IN WITNESS WHEREOF, the undersigned has executed this Note as of the date hereof.


                                           Bruce J. Klatsky


































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
                            EXHIBIT C

             Election to Include in Gross Income in
            Year of Transfer of Property Pursuant to
           Section 83(b) of the Internal Revenue Code

          The undersigned (hereinafter referred to as the ("Taxpayer") hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:
          1. The name, address and taxpayer identification number of the Taxpayer are as follows:

               Name:  Bruce J. Klatsky
               Address:  45 Kerry Lane
                         Chappaqua, NY 10514
               Tax Identification No.:  ###-##-####

          2. Description of property with respect to which the election is being made:

                    The securities listed on Schedule A annexed
               hereto, any proceeds from the sale or redemption thereof, and any securities purchased with all or any portion of such proceeds (collectively the "Restricted Securities").

          3.   The date on which the property was transferred was
               December   , 1993.  The taxable year to which this
               election relates is calendar year 1993.

          4. The nature of the restrictions to which the property is subject is as follows:

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
                    Pursuant to the provisions of a certain
               agreement dated as of April 28, 1993, by and among the Corporation, the Taxpayer and another
               individual, as amended by letter dated December   ,
               1993, by and between the Corporation and the Taxpayer (such agreement, as so amended, being referred to herein as the "Agreement"), the Taxpayer generally may not sell, assign, pledge or otherwise dispose of the Restricted Securities and must hold the Restricted Securities separate and apart from his other assets in a brokerage or custody account chosen by him (the "Account"). If, while any Restricted Securities are held in the Account, the same are sold or redeemed, the proceeds thereof will continue to be held in the Account and any securities purchased with all or any portion of such proceeds will thereafter be considered as Restricted Securities under the Agreement.

                    The restrictions described above will
               terminate (i) with respect to Restricted Securities having a fair market value of $83,333 on the last day of each calendar month commencing with February, 1994 and ending with March 1996; and (ii) with respect to the remainder of the Restricted Securities, if any, on April 27, 1996, and the Taxpayer will thereupon be entitled to remove the same, or the proceeds from the sale or redemption thereof, from the Account free and clear of all claims of the Corporation with respect thereto. If the Taxpayer's employment by the Corporation terminates prior to April 27, 1996, then, except as otherwise provided below, the Restricted Securities (or the proceeds from the sale or redemption thereof) which have not theretofore been released
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
               from these restrictions will be forfeited by the Taxpayer and will be returned to the Corporation, free and clear of all claims of the Taxpayer with respect thereto.

                    Notwithstanding the foregoing, the Restricted
               Securities (or the proceeds from the sale or redemption thereof) will no longer be subject to forfeiture or the restrictions set forth above (i) in the event of the termination of the Taxpayer's employment with the Corporation as a result of his death or his "disability;" (ii) in the event that the Taxpayer's employment with the Corporation is terminated by the Corporation without "cause" (as defined in the Agreement), or (iii) in the event that the Taxpayer terminates his employment with the Corporation upon the occurrence of certain other events referred to in the Agreement.

            5. The aggregate fair market value of the Restricted
               Securities (determined without regard to any restrictions other than restrictions which by their terms will never lapse) is approximately
               $2,250,000.

            6. The amount paid by the Taxpayer for the Restricted
               Securities is zero.

            7. A copy of this statement has been furnished to the
               Corporation.

Dated:  December 6, 1993



                                           Bruce J. Klatsky


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